Exhibit 99.1

Osim To Open Brookstone Stores In Asia By Year-End

SINGAPORE (Dow Jones)—Osim International Ltd. (O23.SG), which last week announced a takeover offer for U.S. specialty retailer Brookstone Inc. (BKST), Thursday said it hopes to open the first Brookstone stores in Asia by the end of this year.

Brookstone said it has already begun offering Osim massage chairs and healthy lifestyle products for sale in the U.S., as both companies work toward achieving synergies between their two operations.

The plans were announced during a media briefing by Osim’s founder and chief executive Ron Sim and Brookstone Chief Executive Michael Anthony on the U.S. company’s plans under the ownership of an Osim-led consortium.

Sim said the first Brookstone stores, selling novelty gifts and other gadgets, will be set up in Singapore and Hong Kong.

Addressing concerns that Osim may have overstretched its management capabilities by buying a U.S. company with twice its sales, Sim and Anthony reiterated that Brookstone will be run as a separate entity under the existing management team.

“The larger share of money (the) management has made (from the takeover) has been invested in the new business,” Anthony said, stressing that it’s in the interest of his team to make sure Brookstone continues to thrive.

He added that investors should view the proposed deal as a move to take Brookstone private under existing management, which will then work with Osim as brother and sister companies with the two companies continuing to be run separately.

According to documents filed by Osim last week, senior management of Brookstone will invest US$8 million of their own money in the capital of Osim Brookstone Holdings LP, the consortium that is leading the US$456 million buyout of Brookstone.

Osim Brookstone’s other investors are Singapore government investment company Temasek Holdings Pte. Ltd. and U.S. buyout specialist JW Childs Associates LP.

Osim, which will contribute US$90 million toward the deal, which is funded in part by debt, will own around 55% of Brookstone once the takeover is completed.

On their plans for the Brookstone business, which includes 289 stores across the U.S. supported by Internet and catalogue sales, Anthony said the company targets to open 20 new Brookstone stores a year in the next few years, with an emphasis on stores in airport terminals.

Brookstone aims for sales growth of 10%-15% and earnings growth 15%-20% a year, he added.

Osim last year achieved net profit of S$31.7 million on sales of S$332.1 million, and analysts believe the Brookstone purchase will boost Osim’s earnings by around 10%-15% this year.

Besides Brookstone, Osim is also taking over Singapore-listed Global Active Ltd. (G15.SG), which is the sole franchisee for the GNC range of health care supplements in Singapore, Malaysia, Brunei, several U.S. military and naval bases in Japan, South Korea, Saipan, Guam and China.

Brookstone, which is headquartered in Merrimack, New Hampshire, earned a record net profit of US$21.4 million on sales of US$499 million last year.

-By Kevin Lim, Dow Jones Newswires; (65) 6415 4156;

kevin.lim@dowjones.com

-Edited by Leslie Shaffer

Dow Jones Newswires

04-21-050449ET

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